Exhibit 99.1

THE STRIDE RITE CORPORATION	MAY 26, 2006
NEWS RELEASE

CONTACT:     Frank A. Caruso, Chief Financial Officer – (617)-824-6611

STRIDE RITE APPOINTS MARK J. COCOZZA TO BOARD OF DIRECTORS

Lexington, MA, May 26, 2006 – The Stride Rite Corporation (NYSE: SRR) today announced the appointment of Mark J. Cocozza to the Company’s Board of Directors effective as of May 25, 2006 pursuant to an agreement with a group of investors led by Barington Capital Group, L.P.

Mr. Cocozza brings more than 30 years of footwear industry experience to Stride Rite’s Board. From 1998 to 2004, he served as Chairman and CEO of Maxwell Shoe Company, Inc., a designer and marketer of casual and dress shoes for men, women and children under well-known labels including AK Anne Klein, Joan and David, Dockers and Mootsies Tootsies. He also served as Maxwell’s Chief Operating Officer from 1994 to 1998 and Brand President from 1987 to 1994. Prior to joining Maxwell, Mr. Cocozza spent 16 years at Stride Rite serving in a number of managerial positions, including President of its Sperry Top-Sider division.

Mr. Cocozza currently serves as Chairman of Modern Shoe Co. and is a trustee of Lawrence General Hospital. He holds a BA from Lowell Technical Institute and an MBA from Suffolk University.

David Chamberlain, Stride Rite’s Chairman and CEO said, “We are excited that Mark has agreed to serve on our Board of Directors. With his broad industry background, experiences and insights, Mark will be a superb addition to our Board.”

ABOUT STRIDE RITE

The Stride Rite Corporation markets the leading brand of high quality children’s shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin, Spot-bilt and Hind. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website – www.strideritecorp.com. Information about the Company’s brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com and www.saucony.com.

ABOUT BARINGTON

Barington Capital Group, L.P. is an investment management firm that primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving shareholder value.